Exhibit 99.1

Ryerson Reports First Quarter 2024 Results

Quarterly business highlights include start-up of operations at University Park, IL service center, completion of ERP integration of 17 service centers, and continued investment in organic growth initiatives, including the expansion and modernization of the Shelbyville, KY service center

CHICAGO – April 30, 2024 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the first quarter ended March 31, 2024.

Highlights:

•
Earned Revenue of $1.24 billion on 497,000 tons shipped and average selling price of $2,493 per ton.
•
Net Loss attributable to Ryerson Holding Corporation of $7.6 million with Adjusted EBITDA1, excluding LIFO of $40.2 million as counter-cyclical industry conditions persisted and transitory operating expenses related to capital expenditures, acquisitions and ERP system conversions occurred through the quarter.
•
Debt of $497 million and net debt2 of $455 million as of March 31, 2024, compared to $436 million and $382 million, respectively, on December 31, 2023.
•
Started operations at University Park, IL service center and completed Enterprise Resource Planning (“ERP”) conversion and integration program that began in 2022 covering 31 service centers, of which 17 service centers were converted from 2023 through the first quarter of 2024.
•
Announced $40 million in expected annualized cost reductions through targeted reductions in force and network cost-outs as Ryerson begins pivoting from its investment program to integrating, optimizing, and generating expected returns on investments in acquisitions and capital expenditures moving through the balance of 2024 and into 2025. As such Ryerson expects capital expenditures to come in at plan in 2024 of $110 million with expected capital expenditures in 2025 of $50 million.

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q1 2024	Q4 2023	Q1 2023	QoQ	YoY

Revenue	$1,239.2	$1,112.4	$1,406.1	11.4%	(11.9)%
Tons shipped	497	450	519	10.4%	(4.2)%
Average selling price/ton	$2,493	$2,472	$2,709	0.8%	(8.0)%
Gross margin	17.6%	22.2%	18.8%	-460 bps	-120 bps
Gross margin, excl. LIFO	17.6%	16.9%	19.1%	70 bps	-150 bps
Warehousing, delivery, selling, general, and administrative expenses	$216.8	$203.7	$194.2	6.4%	11.6%
As a percentage of revenue	17.5%	18.3%	13.8%	-80 bps	370 bps
Net income (loss) attributable to Ryerson Holding Corporation	$(7.6)	$25.8	$47.3	(129.5)%	(116.1)%
Diluted earnings (loss) per share	$(0.22)	$0.74	$1.27	$(0.96)	$(1.49)
Adjusted diluted earnings (loss) per share	$(0.18)	$0.73	$1.27	$(0.91)	$(1.45)
Adj. EBITDA, excl. LIFO	$40.2	$25.9	$90.1	55.2%	(55.4)%
Adj. EBITDA, excl. LIFO margin	3.2%	2.3%	6.4%	90 bps	-320 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$497.3	$436.5	$395.1	13.9%	25.9%
Cash and cash equivalents	$41.9	$54.3	$43.7	(22.8)%	(4.1)%
Net debt	$455.4	$382.2	$351.4	19.2%	29.6%
Net debt / LTM Adj. EBITDA, excl. LIFO	2.5	x	1.7	x	0.8	x	0.8	x	1.7	x
Cash conversion cycle (days)	75.6	84.6	77.4	(9.0)	(1.8)
Net cash provided by (used in) operating activities	$(47.8)	$90.1	$80.4	$(137.9)	$(128.2)

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President, Chief Executive Officer and Director, said, “I want to thank all of my Ryerson teammates for their dedicated efforts in the service of operating safely and productively during the quarter, and I want to thank our customers for the opportunity to create and deliver great customer experiences which we never take for granted. As we embark on the third year of our growth and modernization investment cycle, we are pleased to mark two important milestones: the start of operations at our University Park, IL service center and the completion of the final stage of our ERP system unification program across 31 service centers from 2022 through the first quarter of 2024. These investments are notable keystones in creating Ryerson’s next generation operating model that enables the building of additional operating and earnings leverage as we move from counter-cyclical business conditions that we have experienced since the second half of 2022 to the next industry upturn whose exact timing, while unknown, will eventually arrive.

During the first quarter of 2024, we met our guidance range for revenue and shipments but missed on earnings per share and Adjusted EBITDA, excluding LIFO. The variance from guidance was partially due to lower than expected gross margins as commodity price moving averages for our carbon and stainless product franchises declined through the quarter before inflecting positively toward the end of the quarter. Additionally, our results differing from guidance expectations was also partially attributable to transitory operating expenses as a by-product of a record investment cycle in fixed assets, digitalization and acquisitions, which is migrating to more normative and targeted levels. As we move through the third year of our operating model investment program, it is time to begin the integration and optimization phase of our operating model renovation. As such, we are targeting $40 million in annual cost take-outs that reflect investment inertia and require well–placed paring and pruning. These cost saving measures are expected to result in $25 million in savings during the balance of 2024. As we move through the second quarter of the year, I am encouraged by stabilization in the carbon sheet market, improvements in bright metal commodity price indices, and incrementally better quoting and order activity across our network of industrial metal service centers.”

First Quarter Results

Ryerson generated net sales of $1.24 billion in the first quarter of 2024, an increase of 11.4%, compared to the fourth quarter of 2023, and in line with guidance expectations. This was driven by seasonally higher volumes which increased 10.4% and average selling prices increasing 0.8%.

Gross margin contracted sequentially by 460 basis points to 17.6% in the first quarter of 2024, compared to 22.2% in the fourth quarter of 2023, primarily driven by $59 million in LIFO income recorded in the fourth quarter of 2023 compared to LIFO expense of $1 million recorded in the first quarter of 2024, as well as lower average selling prices for our stainless steel products and higher costs of goods sold reflecting sales of higher-cost materials. In the first quarter of 2024, LIFO expense of $1 million was approximately in-line with our guidance expectations of a LIFO impact of zero. Excluding the impact of LIFO, gross margin expanded 70 basis points to 17.6% in the first quarter of 2024, compared to 16.9% in the fourth quarter.

Warehousing, delivery, selling, general and administrative expenses increased 6.4% to $216.8 million in the first quarter of 2024, compared to $203.7 million in the fourth quarter of 2023, primarily due to higher investment-related expenses and higher operating expenses from recent acquisitions. These increased costs were partially offset by lower depreciation expenses.

Net loss attributable to Ryerson Holding Corporation for the first quarter of 2024 was $7.6 million, or $0.22 per diluted share, compared to net income of $25.8 million, or $0.74 per diluted share in the previous quarter. Ryerson generated Adjusted EBITDA, excluding LIFO, of $40.2 million in the first quarter of 2024, compared to the fourth quarter of 2023 Adjusted EBITDA, excluding LIFO of $25.9 million.

Liquidity & Debt Management

Ryerson used $47.8 million of operating cash in the first quarter of 2024 largely due to a build in working capital of $32.3 million as well as a net loss attributable to Ryerson Holding of $7.6 million. The working capital build was attributable to the Company’s increase in inventory and receivables. Ryerson’s inventory build was driven by improving service levels to customers amidst investment related knock-on effects and post-pandemic inventory placement optimizations, while receivables increased due to higher sales compared to the prior quarter. The Company ended the first quarter of 2024 with $497 million of debt and $455 million of net debt, sequential increases of $61 million and $73 million, respectively, compared to the fourth quarter of 2023. Ryerson’s net leverage ratio as of the first quarter of 2024 was 2.5x, above the high-end of the Company’s target leverage range. Ryerson’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, increased to $684 million as of March 31, 2024, compared to $656 million as of December 31, 2023.

Shareholder Return Activity

Dividends. On April 30, 2024, the Board of Directors declared a quarterly cash dividend of $0.1875 per share of common stock, payable on June 20, 2024, to stockholders of record as of June 6, 2024, unchanged from the prior quarter. During the first quarter of 2024, Ryerson paid a quarterly dividend in the amount of $0.1875 per share, amounting to a cash return of approximately $6.4 million.

Share Repurchase. Ryerson repurchased 30,120 shares for $1.0 million in the open market during the first quarter of 2024. Ryerson made these repurchases in accordance with its share repurchase authorization, which allows the Company to acquire up to an aggregate amount of $100.0 million of the Company’s common stock through April of 2025. As of March 31, 2024, $38.4 million of the $100.0 million remained under the existing authorization.

Outlook Commentary

For the second quarter of 2024, Ryerson expects customer shipments to increase 1% to 3%, quarter-over-quarter. The Company anticipates second quarter net sales to be in the range of $1.25 billion to $1.29 billion, with average selling prices increasing 0% to 1%. LIFO expense in the second quarter of 2024 is expected to be $1 million. We expect adjusted EBITDA, excluding LIFO in the range of $47 million to $53 million and earnings per diluted share in the range of $0.15 to $0.25.

First Quarter 2024 Major Product Metrics
	Net Sales (millions)
	Q1 2024	Q4 2023	Q1 2023	Quarter-over-quarter	Year-over-year

Carbon Steel	$645	$575	$692	12.2%	(6.8)%
Aluminum	$276	$241	$310	14.5%	(11.0)%
Stainless Steel	$297	$271	$378	9.6%	(21.4)%

	Tons Shipped (thousands)
	Q1 2024	Q4 2023	Q1 2023	Quarter-over-quarter	Year-over-year

Carbon Steel	385	347	402	11.0%	(4.2)%
Aluminum	50	48	52	4.2%	(3.8)%
Stainless Steel	61	52	63	17.3%	(3.2)%

	Average Selling Prices (per ton)
	Q1 2024	Q4 2023	Q1 2023	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,675	$1,657	$1,721	1.1%	(2.7)%
Aluminum	$5,520	$5,021	$5,962	9.9%	(7.4)%
Stainless Steel	$4,869	$5,212	$6,000	(6.6)%	(18.9)%

Earnings Call Information

Ryerson will host a conference call to discuss first quarter 2024 financial results for the period ended March 31, 2024, on Wednesday, May 1, 2024, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,600 employees and 114 locations. Visit Ryerson at www.ryerson.com.

Manager – Investor Relations:

Pratham Dear

312.292.5033

investorinfo@ryerson.com

Notes:

1For EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding LIFO please see Schedule 2

2Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

Legal Disclaimer

The contents herein are provided for general information purposes only and do not constitute an offer to sell or buy, or a solicitation of an offer to buy, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or buy, or a solicitation of an offer to buy, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision

Certain statements made in this release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events; fluctuating metal prices; our indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; the influence of a single investor group over our policies and procedures; work stoppages; obligations under certain employee retirement benefit plans; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Fourth
	First Quarter		Quarter
	2024	2023	2023

NET SALES	$1,239.2	$1,406.1	$1,112.4
Cost of materials sold	1,021.6	1,141.9	865.2
Gross profit	217.6	264.2	247.2
Warehousing, delivery, selling, general, and administrative	216.8	194.2	203.7
OPERATING PROFIT	0.8	70.0	43.5
Other income and (expense), net	(0.2)	(0.1)	(0.5)
Interest and other expense on debt	(10.1)	(7.6)	(9.5)
INCOME (LOSS) BEFORE INCOME TAXES	(9.5)	62.3	33.5
Provision (benefit) for income taxes	(2.1)	14.8	7.5
NET INCOME (LOSS)	(7.4)	47.5	26.0
Less: Net income attributable to noncontrolling interest	0.2	0.2	0.2
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$(7.6)	$47.3	$25.8
EARNINGS (LOSS) PER SHARE
Basic	$(0.22)	$1.30	$0.76
Diluted	$(0.22)	$1.27	$0.74
Shares outstanding - basic	34.0	36.5	34.1
Shares outstanding - diluted	34.0	37.2	34.7

Dividends declared per share	$0.1875	$0.17	$0.185

Supplemental Data :
Tons shipped (000)	497	519	450
Shipping days	64	64	60
Average selling price/ton	$2,493	$2,709	$2,472
Gross profit/ton	438	509	549
Operating profit/ton	2	135	97
LIFO expense (income) per ton	2	8	(132)
LIFO expense (income)	1.0	4.0	(59.3)
Depreciation and amortization expense	17.4	13.7	20.1
Cash flow provided by (used in) operating activities	(47.8)	80.4	90.1
Capital expenditures	(21.8)	(27.8)	(25.4)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Second Quarter 2024 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	March 31,	December 31,
	2024	2023
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$41.9	$54.3
Restricted cash	1.1	1.1
Receivables, less provisions of $1.9 at March 31, 2024 and $1.7 at December 31, 2023	548.5	467.7
Inventories	841.2	782.5
Prepaid expenses and other current assets	92.6	77.8
Total current assets	1,525.3	1,383.4
Property, plant, and equipment, at cost	1,081.2	1,071.5
Less: accumulated depreciation	486.5	481.9
Property, plant, and equipment, net	594.7	589.6
Operating lease assets	353.0	349.4
Other intangible assets	71.1	73.7
Goodwill	161.0	157.8
Deferred charges and other assets	15.1	15.7
Total assets	$2,720.2	$2,569.6
Liabilities
Current liabilities:
Accounts payable	$580.0	$463.4
Salaries, wages, and commissions	39.2	51.9
Other accrued liabilities	71.8	75.9
Short-term debt	3.7	8.2
Current portion of operating lease liabilities	30.3	30.5
Current portion of deferred employee benefits	4.0	4.0
Total current liabilities	729.0	633.9
Long-term debt	493.6	428.3
Deferred employee benefits	105.5	106.7
Noncurrent operating lease liabilities	341.8	336.8
Deferred income taxes	140.5	135.5
Other noncurrent liabilities	12.6	13.9
Total liabilities	1,823.0	1,655.1
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at March 31, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 39,887,061 and 39,450,659 shares issued at March 31, 2024 and December 31, 2023, respectively	0.4	0.4
Capital in excess of par value	415.1	411.6
Retained earnings	799.2	813.2
Treasury stock, at cost - Common stock of 5,554,635 shares at March 31, 2024 and 5,413,434 shares at December 31, 2023	(184.0)	(179.3)
Accumulated other comprehensive loss	(142.2)	(140.0)
Total Ryerson Holding Corporation Stockholders' Equity	888.5	905.9
Noncontrolling interest	8.7	8.6
Total Equity	897.2	914.5
Total Liabilities and Stockholders' Equity	$2,720.2	$2,569.6

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

			Fourth
	First Quarter		Quarter
	2024	2023	2023

Net income (loss) attributable to Ryerson Holding Corporation	$(7.6)	$47.3	$25.8
Interest and other expense on debt	10.1	7.6	9.5
Provision (benefit) for income taxes	(2.1)	14.8	7.5
Depreciation and amortization expense	17.4	13.7	20.1
EBITDA	$17.8	$83.4	$62.9
Reorganization	20.1	1.8	21.0
Pension settlement loss	2.2	—	—
Benefit plan curtailment gain	(0.3)	—	(0.8)
Foreign currency transaction (gains) losses	(1.2)	(0.1)	0.7
Purchase consideration and other transaction costs	0.1	0.3	0.5
Other adjustments	0.5	0.7	0.9
Adjusted EBITDA	$39.2	$86.1	$85.2

Adjusted EBITDA	$39.2	$86.1	$85.2
LIFO expense (income)	1.0	4.0	(59.3)
Adjusted EBITDA, excluding LIFO expense (income)	$40.2	$90.1	$25.9

Net sales	$1,239.2	$1,406.1	$1,112.4

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	3.2%	6.4%	2.3%

Gross profit	$217.6	$264.2	$247.2

Gross margin	17.6%	18.8%	22.2%

Gross profit	$217.6	$264.2	$247.2
LIFO expense (income)	1.0	4.0	(59.3)
Gross profit, excluding LIFO expense (income)	$218.6	$268.2	$187.9

Gross margin, excluding LIFO expense (income)	17.6%	19.1%	16.9%

Note: EBITDA represents net income (loss) before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, pension settlement losses, benefit plan curtailment gains, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) and Earnings (Loss) per Share to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share
(Dollars and Shares in Millions, Except Per Share Data)

			Fourth
	First Quarter		Quarter
	2024	2023	2023

Net income (loss) attributable to Ryerson Holding Corporation	$(7.6)	$47.3	$25.8

Pension settlement loss	2.2	—	—
Benefit plan curtailment gain	(0.3)	—	(0.8)
Provision (benefit) for income taxes	(0.5)	—	0.2

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$(6.2)	$47.3	$25.2

Adjusted diluted earnings (loss) per share	$(0.18)	$1.27	$0.73

Shares outstanding - diluted	34.0	37.2	34.7

Note: Adjusted net income (loss) and Adjusted earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

			Fourth
	First Quarter		Quarter
	2024	2023	2023

Net cash provided by (used in) operating activities	$(47.8)	$80.4	$90.1
Capital expenditures	(21.8)	(27.8)	(25.4)
Proceeds from sales of property, plant, and equipment	1.4	—	0.4
Free cash flow	$(68.2)	$52.6	$65.1

Market capitalization	$1,150.1	$1,301.3	$1,180.4

Free cash flow yield	(5.9%)	4.0%	5.5%

Note: Market capitalization is calculated using March 31, 2024, December 31, 2023, and March 31, 2023 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Second Quarter 2024 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Second Quarter 2024
	Low	High
Net income attributable to Ryerson Holding Corporation	$5	$10

Diluted earnings per share	$0.15	$0.25

Interest and other expense on debt	11	11
Provision for income taxes	2	3
Depreciation and amortization expense	18	18
EBITDA	$36	$42
Adjustments	10	10
Adjusted EBITDA	$46	$52
LIFO expense	1	1
Adjusted EBITDA, excluding LIFO	$47	$53

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.